ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:
Hayden IR
Brett Maas
(646) 536-7331
aey@haydenir.com

ADDvantage Technologies Group to Report Fiscal 2020 First Quarter Financial Results
on February 13, 2020

BROKEN ARROW, Oklahoma, February 3, 2020 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) announced today that it will release financial results for the three month period ended December 31, 2019, on Thursday, February 13th, after the close of the markets.

The Company will host a conference call on Thursday, February 13th, at 4:30 p.m. Eastern Time featuring remarks by Joseph Hart, President and Chief Executive Officer, Kevin Brown, Chief Financial Officer, Colby Empey, President of the Wireless Services Division, Don Kinison, President of the Telecommunications Division, and Scott Francis, Chief Accounting Officer.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 1-800-289-0438 (domestic) or 1-323-794-2423 (international). All dial-in participants must use the following code to access the call: 5216692. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 27, 2020 at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Participants must use the following code to access the replay of the call: 5216692. An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies. Through Fulton Technologies, the Company provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Nave Communications and Triton Datacom subsidiaries, ADDvantage sells equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. ADDvantage also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries: Fulton Technologies, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.